Filed Pursuant to Rule 433

Registration Statement No. 333-227436

June 17, 2019

Final Term Sheet

Fiserv, Inc.

€500,000,000 0.375% SENIOR NOTES DUE 2023 (the “2023 euro notes”)

€500,000,000 1.125% SENIOR NOTES DUE 2027 (the “2027 euro notes”)

€500,000,000 1.625% SENIOR NOTES DUE 2030 (the “2030 euro notes”)

£525,000,000 2.250% SENIOR NOTES DUE 2025 (the “2025 sterling notes”)

£525,000,000 3.000% SENIOR NOTES DUE 2031 (the “2031 sterling notes”)

Issuer:	Fiserv, Inc.

Format:	SEC Registered

Trade Date:	June 17, 2019

Settlement Date (T+10):	July 1, 2019

Special Mandatory Redemption:	If (i) the merger has not been consummated pursuant to the Agreement and Plan of Merger with First Data Corporation, dated January 16, 2019 (as amended or otherwise modified from time to time, the “merger agreement”), on or prior to April 16, 2020 (or such later date as extended by agreement of the parties to the merger agreement, the “outside date”), (ii) on or prior to the outside date, the merger agreement is terminated in accordance with its terms or by agreement of the parties thereto, and the merger has not been consummated, or (iii) on or prior to the outside date, the Issuer notifies U.S. Bank National Association, the trustee under the indenture relating to the 2023 euro notes, 2027 euro notes, 2030 euro notes, notes 2025 sterling notes and 2031 sterling notes, in writing that in the Issuer’s reasonable judgment the merger will not be consummated on or prior to the outside date, then the Issuer will be required to redeem each of the 2023 euro notes, 2027 euro notes, 2030 euro notes, notes 2025 sterling notes and 2031 sterling notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

Optional Tax Redemption:	Each series of notes may be redeemed, at any time, at the surviving entity’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts (as defined in the preliminary prospectus supplement)) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described under “—Merger, Consolidation and Sale of Assets” in the preliminary prospectus supplement applies, the surviving entity is required to pay Additional Amounts and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.

Listing:	The Issuer intends to list each of the series of notes on the NASDAQ Global Market.

Joint Book-Running Managers:

J.P. Morgan Securities plc

Citigroup Global Markets Limited

Wells Fargo Securities International Limited MUFG Securities EMEA plc

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

SunTrust Robinson Humphrey, Inc.

The Toronto-Dominion Bank

Co-Managers:

Bank of Montreal, London Branch

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

NatWest Markets plc

Credit Suisse Securities (Europe) Limited

Mizuho International plc

Banco Santander, S.A.

BB&T Capital Markets, a division of BB&T Securities, LLC

KeyBanc Capital Markets Inc.

Scotiabank Europe plc

The Huntington Investment Company

Comerica Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Terms Applicable to the 2023 euro notes

Principal Amount:	€500,000,000

Maturity Date:	July 1, 2023

Interest Payment Dates:	July 1 of each year, beginning July 1, 2020

Benchmark Bund:	OBL 0.000% due April 2023 #177

Benchmark Bund Price / Yield:	102.585% / -0.666%

Spread to Bund:	+113.1 bps

Pricing Benchmark:	Interpolated EUR mid-swap

Reference EUR Mid-swap Rate:	-0.235%

Re-offer Spread to EUR Mid-swap Rate:	+70 bps

Coupon:	0.375%

Price to Public:	99.644% of the principal amount

Re-offer Yield (annual):	0.465%

Optional Redemption:	At any time prior to June 1, 2023, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +20 bps). At any time on or after June 1, 2023, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS1843434017 / 184343401 / 337738AW8

Terms Applicable to the 2027 euro notes

Principal Amount:	€500,000,000

Maturity Date:	July 1, 2027

Interest Payment Dates:	July 1 of each year, beginning July 1, 2020

Benchmark Bund:	DBR 0.250% due February 2027

Benchmark Bund Price / Yield:	105.260% / -0.424%

Spread to Bund:	+166.1 bps

Pricing Benchmark:	Interpolated EUR mid-swap

Reference EUR Mid-swap Rate:	0.087%

Re-offer Spread to EUR Mid-swap Rate:	+115 bps

Coupon:	1.125%

Price to Public:	99.152% of the principal amount

Re-offer Yield (annual):	1.237%

Optional Redemption:	At any time prior to April 1, 2027, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +25 bps). At any time on or after April 1, 2027, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS1843434280 / 184343428 / 337738AX6

Terms Applicable to the 2030 euro notes

Principal Amount:	€500,000,000

Maturity Date:	July 1, 2030

Interest Payment Dates:	July 1 of each year, beginning July 1, 2020

Benchmark Bund:	DBR 0.250% due February 2029

Benchmark Bund Price / Yield:	104.830% / -0.244%

Spread to Bund:	+192.8 bps

Pricing Benchmark:	Interpolated EUR mid-swap

Reference EUR Mid-swap Rate:	0.334%

Re-offer Spread to EUR Mid-swap Rate:	+135 bps

Coupon:	1.625%

Price to Public:	99.412% of the principal amount

Re-offer Yield (annual):	1.684%

Optional Redemption:	At any time prior to April 1, 2030, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +30 bps). At any time on or after April 1, 2030, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS1843434108 / 184343410 / 337738AY4

Terms Applicable to the 2025 sterling notes

Principal Amount:	£525,000,000

Maturity Date:	July 1, 2025

Interest Payment Dates:	July 1 of each year, beginning July 1, 2020

Benchmark Gilt:	UKT 5.000% due 2025

Benchmark Gilt Price / Yield:	124.435% / 0.642%

Pricing Benchmark:	UKT 5.000% due 2025

Spread to Gilt:	+170 bps

Coupon:	2.250%

Price to Public:	99.415% of the principal amount

Re-offer Yield (annual):	2.356%

Optional Redemption:	At any time prior to April 1, 2025, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +25 bps). At any time on or after April 1, 2025, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	£100,000 and integral multiples of £1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS1843433712 / 184343371 / 337738AZ1

Terms Applicable to the 2031 sterling notes

Principal Amount:	£525,000,000

Maturity Date:	July 1, 2031

Interest Payment Dates:	July 1 of each year, beginning July 1, 2020

Benchmark Gilt:	UKT 4.750% due 2030

Benchmark Gilt Price / Yield:	141.391% / 0.936%

Pricing Benchmark:	UKT 4.750% due 2030

Spread to Gilt:	+210 bps

Coupon:	3.000%

Price to Public:	99.414% of the principal amount

Re-offer Yield (annual):	3.059%

Optional Redemption:	At any time prior to April 1, 2031, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +35 bps). At any time on or after April 1, 2031, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	£100,000 and integral multiples of £1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS1843433985 / 184343398 / 337738BA5

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities plc collect on +44-207-134-2486; Citigroup Global Markets Limited at +1 800-831-9146 or Wells Fargo Securities International Limited at +1 800-645-3751.